January 3, 2025 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)
Amendment no. 1 to pricing supplement dated December 11, 2024 to product supplement no. 3-I dated April 13, 2023, underlying supplement no. 5-II dated March 5, 2024, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024
JPMorgan Chase Financial Company LLC
Structured Investments
Review Notes Linked to the MerQube US Large-Cap Vol
Advantage Index due December 14, 2029
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
Notwithstanding anything to the contrary set forth in the pricing supplement dated December 11, 2024, related to the notes referred to above (the “pricing supplement”), the Call Premium Amount with respect to each Review Date is as set forth below:
Call Premium Amount: The Call Premium Amount with respect to each Review Date is set forth below:
● first Review Date: 8.0500% × $1,000
● second Review Date: 10.0625% × $1,000
● third Review Date: 12.0750% × $1,000
● fourth Review Date: 14.0875% × $1,000
● fifth Review Date: 16.1000% × $1,000
● sixth Review Date: 18.1125% × $1,000
● seventh Review Date: 20.1250% × $1,000
● eighth Review Date: 22.1375% × $1,000
● ninth Review Date: 24.1500% × $1,000
● tenth Review Date: 26.1625% × $1,000
● eleventh Review Date: 28.1750% × $1,000
● twelfth Review Date: 30.1875% × $1,000
● thirteenth Review Date: 32.2000% × $1,000
● fourteenth Review Date: 34.2125% × $1,000
● fifteenth Review Date: 36.2250% × $1,000
● sixteenth Review Date: 38.2375% × $1,000
● final Review Date: 40.2500% × $1,000
CUSIP: 48135WHV1
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement, “Risk Factors” beginning on page US-4 of the accompanying underlying supplement and
“Selected Risk Considerations” beginning on page PS-5 of the pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.
● Pricing supplement dated December 11, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000183988224045010/jpm_424b2-26224.htm
● Product supplement no. 3-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf
● Underlying supplement no. 5-II dated March 5, 2024:
http://www.sec.gov/Archives/edgar/data/19617/000121390024020078/ea0200816-01_424b2.pdf
● Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
● Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm